Exhibit 10.1

LOGITECH INTERNATIONAL S.A. 2006 STOCK INCENTIVE PLAN RESTRICTED STOCK UNIT AGREEMENT
(NON-EXECUTIVE BOARD MEMBER PARTICIPANT)

This Restricted Stock Unit Agreement, including any country-specific terms and conditions set forth in the attached Appendix A (collectively, the “Agreement”), is between Logitech International S.A., a Swiss company (the “Company”), and the Participant named below and is made pursuant to the Logitech International S.A. 2006 Stock Incentive Plan (the “Plan”). To the extent any capitalized terms used in this Agreement are not defined, they shall have the meaning given to them in the Plan. Subject to Section 20(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms of the Plan shall prevail.
In consideration of the mutual agreements herein contained and intending to be legally bound hereby, the parties agree as follows:

1.
Grant of Restricted Stock Units. The Company hereby grants to the Participant named below the number of Restricted Stock Units corresponding to Shares specified below, subject to the terms and conditions of this Agreement and of the Plan, which is incorporated in this Agreement by reference:

Participant’s Name:	[NAME]
Grant Date:	[GRANT DATE]
Total Number of Restricted Stock:	[UNITS]

2.
Vesting. The Restricted Stock Units subject to this Award shall vest with respect to 100% of the total Restricted Stock Units subject to this Award on the first anniversary of the Grant Date, or, if earlier and only if the Participant is not re-elected as a Director at such annual general meeting, the date of the next annual general meeting following the Grant Date (the “Vesting Date”), in each case, provided that the Participant is still providing Service on the Vesting Date. In no event shall any Restricted Stock Units vest after the Participant’s termination of Service.

3.
Settlement of Vested Restricted Stock Units. The Participant’s vested Restricted Stock Units shall be settled in Shares promptly after the Vesting Date of such Restricted Stock Units, or accelerated vesting event pursuant to Section 5(b), provided that the Company shall have no obligation to issue Shares pursuant to this Agreement unless and until Participant has satisfied any applicable tax and/or other obligations pursuant to Section 7 below and such issuance otherwise complies with Applicable Laws. The foregoing notwithstanding, Restricted Stock Units shall in no event be settled later than the later of (i) the March 15 of the calendar year after the applicable Vesting Date or accelerated vesting event or (ii) the June 15 of the Company’s fiscal year after the applicable Vesting Date or accelerated vesting event.

4.
Nature of Restricted Stock Units. The Restricted Stock Units are mere bookkeeping entries and represent only an unfunded and unsecured obligation of the Company to issue or deliver Shares on a future date. As a holder of Restricted Stock Units, the Participant has no rights other than the rights of a general creditor of the Company. The Restricted Stock Units carry neither voting rights nor rights to cash or other dividends. The Participant has no rights as a shareholder of the Company by virtue of the Restricted Stock Units unless and until the Restricted Stock Units are settled by issuing or delivering Shares.

5.	Termination of Service.

(a)
Except as otherwise provided in Section 5(b), if the Participant’s Service terminates for any reason, all unvested Restricted Stock Units shall be forfeited effective on the date the Participant’s Service terminates. The Administrator shall have the exclusive discretion to determine when the Participant’s Service terminates.

(b)
If the Participant’s Service terminates by reason of death or Disability, any unvested Restricted Stock Units shall vest immediately as of the date of such termination of Service. For purposes of this Agreement, “Disability” means a medically determined physical or mental impairment rendering the Participant substantially unable to function as a member of the Board for a material portion of the Participant’s remaining term on the Board, as determined in the sole discretion of the Board (excluding any Participant whose own Disability is at issue in or based on a given case) based upon such evidence as it deems necessary and appropriate.  A Participant shall not be considered to have experienced a Disability unless he or she furnishes such medical or other evidence of the existence of Disability as the Board, in its sole discretion, may require.

6.
Suspension or Cancellation for Misconduct. If at any time (including after vesting but before settlement) the Administrator reasonably believes that the Participant has committed an act of misconduct as described in this Section 6, the Administrator may suspend the vesting or settlement of Restricted Stock Units, pending a determination of whether an act of misconduct has been committed. If the Administrator determines that the Participant has committed an act of embezzlement, fraud or breach of fiduciary duty, or if the Participant makes an unauthorized disclosure of any trade secret or confidential information of the Company or any of its Subsidiaries or Affiliates, or induces any customer to breach a contract with the Company or any of its Subsidiaries or Affiliates, then this Agreement shall terminate immediately and the Restricted Stock Units subject to this Award shall cease to be outstanding. Any determination by the Administrator with respect to the foregoing shall be final, conclusive and binding on all interested parties (it being understood that the Administrator for purposes of this Section 6 shall mean the Board).

7.	Responsibility for Taxes.

(a)
The Participant acknowledges that the Participant will consult with his or her personal tax advisor regarding any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”). The Participant is relying solely on such advisor and is not relying in any part on any statement or representation of the Company or any of its agents. The Company will not be responsible for withholding any Tax-Related Items, unless required by Applicable Laws. The Company may take such action as it deems appropriate to ensure that all Tax-Related Items, which are the Participant’s sole and absolute responsibility, are withheld or collected from the Participant, if and to the extent required by Applicable Laws. In this regard, the Participant authorizes the Company or its agents, at their discretion, to satisfy any withholding obligation for Tax-Related Items by withholding in Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the withholding obligation for Tax-Related Items may be satisfied by one or a combination of the following: (1) withholding from the Participant’s cash compensation paid to the Participant by the Company; or (2) withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization). Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering tax rates of up to the maximum tax rates applicable in a particular jurisdiction, provided that if Shares are withheld or sold to cover Tax-Related Items, the Participant will receive a refund in cash of any amount that was over-withheld based on a tax rate that exceeds the Participant’s tax rate and will have no entitlement to the equivalent in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.

(b)
Finally, the Participant shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

8.
Compliance with Applicable Laws; No Company Liability. No Shares shall be issued or delivered pursuant to the settlement of the Restricted Stock Units unless such issuance or delivery complies with Applicable Laws. The Company shall not be liable to the Participant or other persons as to (a) the non-issuance or delivery of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance or delivery of any Shares hereunder and (b) any tax consequence expected, but not realized, by the Participant or other person due to the receipt, vesting or settlement of the Restricted Stock Units.

9.
Non-Transferability of Restricted Stock Units. The Restricted Stock Units and this Agreement may not be transferred in any manner otherwise than by will, by the laws of descent or distribution or, if the Company permits, by a written beneficiary designation. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, beneficiaries, successors and assigns of the Participant.

10.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

11.	Nature of Grant. In accepting the grant, the Participant understands and agrees that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)
the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(c)	all decisions with respect to future Restricted Stock Units grants, if any, will be at the sole discretion of the Company;

(d)
the grant and Participant’s participation in the Plan shall not be interpreted as forming an employment or service contract with Company or any Subsidiary or Affiliate, and shall not interfere with the ability of the Company or any Subsidiary or Affiliate, as applicable, to terminate the Participant’s service relationship at any time;

(e)	the Participant is voluntarily participating in the Plan;

(f)	the future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty;

(g)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of the Participant’s relationship as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of labor laws in the jurisdiction where Participant is engaged as a Service Provider or the terms of Participant’s service agreement, if any);

(h)
unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Company; and

(i)
neither the Company, nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar or the Swiss Franc, as applicable, that may affect the value of the Restricted Stock Units or of any amounts due to the Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.

12.	Data Privacy.

(a)
Data Collection and Usage. The Company or any of its Subsidiaries or Affiliates may collect, process and use certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, telephone number(s), email address(es), date of birth, social insurance number, passport or other identification number, compensation, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Participant’s consent.

(b)
Stock Plan Administration Service Providers. The Company transfers Data to Equatex AG and Equatex US Inc. and their respective affiliates (the “Plan Broker”) and to other third-party service providers, which are assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and share Data with such other providers serving in a similar manner. The Participant may be asked to agree on separate terms and data processing practices with the service providers, with such agreements being a condition to the ability to participate in the Plan.

(c)
International Data Transfers. The Company and its service providers are based in Switzerland, the United States, the United Kingdom and/or Germany, and the Participant’s country or jurisdiction may have different data privacy laws and protections than these countries. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program. The Company's legal basis, where required, for the transfer of Data is the Participant’s consent.

(d)
Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.

(e)
Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s compensation from or service relationship with the Company will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant Restricted Stock Units or other awards to the Participant or administer or maintain such awards, and the Participant would no longer be able to participate in the Plan and would forfeit opportunities associated with the Plan.

By accepting the grant and indicating consent by signing this Agreement below or via the Company’s online acceptance procedure, the Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.
Finally, the Participant understands that the Company may rely on a different legal basis for the processing or transfer of Data in the future and/or request that the Participant provide another data privacy consent form. If applicable and upon request of the Company, the Participant agrees to provide an executed acknowledgement or data privacy consent form to the Company (or any other acknowledgements, agreements or consents that may be required by the Company) that the Company may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands that he or she will not be able to participate in the Plan if he or she fails to execute any such acknowledgement, agreement or consent requested by the Company.

13.
Exchange Control and Foreign Asset/Account Reporting Acknowledgement. Local foreign exchange laws may affect the grant of the Restricted Stock Units, the receipt of Shares upon settlement of the Restricted Stock Units, the sale of Shares received upon settlement of the Restricted Stock Units and/or the receipt of dividends or dividend equivalents (if any). Such laws may affect the Participant’s ability to hold funds outside of the Participant’s country and may require the repatriation of any cash, dividends or dividend equivalents received in connection with the Restricted Stock Units. The Participant may also be subject to foreign asset/account reporting requirements as a result of the acquisition, holding or transfer of Shares or cash resulting from participation in the Plan, to or from a brokerage/bank account or entity located outside the Participant's country. The applicable laws of the Participant's country may require that he or she report such assets, accounts, the balances therein, or the transactions related thereto to the applicable authorities in such country. The Participant is responsible for being aware of and satisfying any exchange control and foreign asset/account reporting requirements that may be necessary in connection with the Restricted Stock Units. Neither the Company nor any of its Subsidiaries or Affiliates will be responsible for such requirements or liable for the failure on the Participant’s part to know and abide by the requirements that are the Participant’s responsibility. The Participant should consult with his or her own personal legal and tax advisers to ensure compliance with local laws.

14.
Adjustments Upon Changes in Capitalization. In the event of a declaration of a stock dividend, a stock split, combination or reclassification of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar event affecting the Shares or other securities of the Company, the Administrator shall equitably adjust the number and kind of Restricted Stock Units or other securities which are subject to this Agreement, in order to reflect such change and thereby preclude a dilution or enlargement of benefits under this Agreement.

15.
Entire Agreement; Governing Law. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter of this Agreement and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter of this Agreement. This Agreement is governed by the internal substantive laws, but not the choice of law rules of Switzerland (the Company’s jurisdiction of organization).

16.
Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

17.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18.
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

19.
Appendix. Notwithstanding any provisions in this Agreement, the Restricted Stock Units grant shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

20.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to facilitate compliance with local law or the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21.
Permitted Modifications to Comply with Laws.  The Company reserves the right to unilaterally amend this Agreement to facilitate compliance with existing or adopted applicable ordinances, laws, rules or regulations

(“Laws”) (even if such Laws have not yet taken effect), including but not limited to any Laws related to the Minder initiative in Switzerland.

22.
Insider Trading Restrictions/Market Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including, but not limited to, Switzerland, the United States and the Participant’s country, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Restricted Stock Units) or rights linked to the value of Shares under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Neither the Company nor any of its Subsidiaries or Affiliates will be responsible for such restrictions or liable for the failure on the Participant’s part to know and abide by such restrictions. The Participant should consult with his or her own personal legal advisers to ensure compliance with local laws.

*  *  *
By the Participant’s signature below, the Participant agrees that the Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and this Agreement. The Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Agreement.
In order to accept the Restricted Stock Units on the above terms, you must print out this Agreement, and sign and deliver the signed Agreement, by mail or fax (+41-21-863-5310) to the Logitech Stock Plan Administrator, Treasury Department, Attn: Sylvie Zwahlen, Logitech Europe S.A., EPFL - Quartier de l’Innovation, Daniel Borel Innovation Center, 1015 Lausanne, Switzerland. Please keep a copy for your records.

PARTICIPANT:	THE COMPANY:
By:
Signature:	Title:

Print Name:

APPENDIX A
ADDITIONAL TERMS AND CONDITIONS OF RESTRICTED STOCK
UNIT AGREEMENT
None.